ARTICLES OF INCORPORATION

                               OF
           INTERCONTINENTAL STRATEGIC MINERALS, INC..

WE, THE UNDERSIGNED natural persons of the age of twenty-one, years or more, acting as incorporators of a corporation under the Utah General Corporation Law adopt the following Articles of Incorporation for such corporation.

                            ARTICLE I

The name of this corporation is Intercontinental Strategic Minerals, Inc.

                           ARTICLE II
The duration of this corporation is perpetual.

                           ARTICLE III

The purpose or purposes for which this corporation is organized are:

(a) To locate, patent, purchase, lease, exchange, trade for, o r otherwise acquire, and to hold, own, use, operate, work, extend, improve, and develop, and to sell, exchange, assign, transfer, mortgage, grant security interests in, lease, or otherwise dispose of, in whole or in part, and wherever situated, mines, mining rights, and claims, metalliferous lands, quarries, quarry rights, water, water rights, ditches, reserviors, oil and gas properties and interests therein, and any rights, rights of way, easements, privileges, permits, or franchises suitable or convenient for any of the purposes of the business, and to deal in the same in every way; to quarry, mine, drill, excavate, produce, purchase, lease, prospect for, claim, and otherwise acquire, and to process, refine, and develop, and to sell, exchange, trade, deal in and with, and otherwise dispose of asbestos, sulphur, silica, felspar, uranium, vanadium, rare earth, mica, copper, coal, lead, silver, gold, gas, oil, oil shale, strategic metals, and other minerals ores, and properties of every kind and nature, and of earth, rock, sand, shale, and other substances containing mineral and ore deposits; and to manufacture, produce, purchase, lease, or otherwise acquire, and to use , operate, improve, repair, replace, and develop, and to sell, trade, exchange, lease, and otherwise dispose of any and all materials, machinery, facilities, appliances, products, equipment, or supplies proper or adapted to be used in or in connection with or incidental to the prospecting, development, production, processing, preparation, shipment, and delivery of any of the foregoing minerals and ores and any by-products therefrom; and to do any and all things incidental thereto, or necessary, expedient, or proper to be done in connection with the matters and things set out herein.

(b) To do everything necessary, proper, advisable, or convenient for the accomplishment of any of the purposes, or the attainment of any of the objects or the futherance of any of the powers herein set forth, either alone or in association with others,- and incidental or pertaining to, or growing out of, or connected with, its business or powers, provided the same be not inconsistent with the laws of the State of Utah.

(c) To engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Utah.

(d) The provisions in the clauses contained in this Article are to be construed both as purposes and powers and shall, except when otherwise expressed in this Article, be in no wise limited or restricted by reference to or infrerence from the terms of any other clause of this, or any other, Article of this certificate, but each of the purposes and powers; and the specification herein contained of particular powers is not intended to be, and shall not be held to be, in limitation of the general powers herein contained or in limitation of the powers granted to corporations under the laws of the State of Utah, but is intended to be, and shall be held to be, in furtherance hereof.

                             ARTICLE IV

The aggregate number of shares which this corporation shall have authority to issue is Two Hundred Million (200,000,000) shares of par value stock of par value of Five One Hundreths of One Cent ($.0005) per share. All stock of the corporation shall be of the same class and shall have the same rights and preferences. Fully paid stock of this corporation shall not be liable to any further call or assessment.

                             ARTICLE V

The private property of the shareholders shall not be subject to the payment of corporate debts to any extent whatever.

                             ARTICLE VI

This corporation will not commence business until consideration of the value of at least One Thousand Dollars ($1,000) has been received for the issuance of shares.

                            ARTICLE VII

The Directors shall adopt By-Laws which are not inconsistent with law of these Articles for the regulation and management of the affairs of the corporation. These By-Laws may be amended from time to time or repealed by majority vote of the then existing Board of Directors. Directors need not be stockholders of the Company.

                           ARTICLE VIII

The address of this corporation's initial registered office and the name of its original registered agent at such address is:

                 Richard 1. Ashton
                 FOX, EDWARDS & GARDINER
                 American Plaza II, Suite 400
                 57 West 200 South
                 Salt Lake City, Utah 84101

                            ARTICLE IX

The Board of Directors shall consist of not less than three (3) nor more than fifteen (15) members as the Board of Directors may itself from time to time determine. The names ai addresses of persons who are to serve as Directors until the first meeting of stockholders, or until their successors be elected and qualify are:

       NAME                   ADDRESS
    Kenneth E. Ford        7742 Riverwood Drive
                           Sandy, Utah 84070
    Gail L. Porritt        3973 South 9th East,.#48
                           Salt Lake City, Utah 84117
    Fred A. Shelton        7742 Riverwood Drive
                           Sandy, Utah 84070

                            ARTICLE X

          The names and addresses of each Incorporator are:

          NAME                ADDRESS

     Richard I. Ashton     American Plaza II, Suite 400
                           57 West 200 South
                           Salt Lake City, Utah 84101
     Geoffrey R. Heath     American Plaza II, Suite 400
                           57 West 200 South
                           Salt Lake City, Utah 84101
     James E. Gleason      American Plaza II, Suite 400
                           57 West 200 South
                           Salt Lake City, Utah 84101

                            ARTICLE XI

No contract or other transaction between this corporation and any other corporation shall be affected by the fact that a Director of Officer of this corporation is interested in or is a Director or Officer of such other corporation; and any Director, individually or jointly, may be a party to or may be interested in any corporation or transaction of this corporation or in which this corporation is interested in such contract, act or transaction or any way connected with such person, firm, or corporation, and every person who may become a Director of this corporation is hereby relieved from liability that might otherwise exist from contracting the corporation in which he may be in any way interested, provided said Director acts in good faith.

                          ARTICLE XII

The corporation shall indemnify any and all persons who may serve or have served at any time as directors or officers, or who at the request of the Board of Directors of the Corporation may serve or at any time have served as directors or officers of another corporation in which the corporation is affiliated, owns shares of stock or of which it was or may be a creditor, and respective heirs, administrators, successors, and assigns, against any and all expenses, including amounts paid upon judgment, counsel fees, and amounts paid in settlement (before or after suit is commenced) and actually and necessarily incurred by such persons in connection with the defense or settlement of any claim, action, suit, or proceeding in which-they or any of them, are made parties or a party or which may be asserted against them or any of them, by reason of being or having been directors or officers or a director or officer of the corporation, or of such other corporation, except in relation to matters as to which any such directors or officer or former director or officer or person shall be adjudged in any action, suit or proceeding to be liable for his own negligence or misconduct in the performance of this duty. Such indemnification shall be in addition to any other rights to which those indemnified may be entited under any law, by-law, agreement, vote of stockholders, or otherwise.

                            ARTICLE XIII

Shareholders shall not have preemptive rights to acquire additional shares of the Company's stock.

                            ARTICLE XIV

There shall be no cumulative voting rights for any shares in this corporation.

                            ARTICLE XV

The corporation reserves the right to amend, alter, change or repeal any provision to these Articles upon a majority vote of the shareholders.

IN WITNESS WHEREOF, we have executed these Articles of Incorporation in duplicate on this 16th day of 1981.

                              /s/Richard I. Ashton
                              RICHARD I. ASHTON

                              /s/Geoffrey R. Heath
                              GEOFFREY R. HEATH

                         /s/James E. Gleason
                              JAMES E. GLEASON

STATE OF UTAH
                     ss.
COUNTY OF SALT LAKE

On this 16th day of July, 1981, personally appeared before me Richard Ashton, Geoffrey R. Heath, and James E. Gleason known to me to be the persons whose names are subscribed to the within and foregoing Articles of Incorporation, and acknowledge to me that they executed the same.

                         /s/Cindy C Lewis
                         NOTARY PUBLIC
                              Residing in Salt Lake City, UT

My Commission Expires:
4/2/84